Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-38444, 333-101780, 333-113041, 333-149581, 333-150019, 333-157203, 333-165727, 333-180557, and 333-184400 on Form S-8 and Nos. 333-24685, 333-43071 and 333-147658 on Form S-3 of our report dated November 19, 2012, relating to the consolidated financial statements and financial statement schedule of Rockwell Automation, Inc. and the effectiveness of Rockwell Automation Inc.'s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Rockwell Automation, Inc. for the year ended September 30, 2012.

/s/ DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin
November 19, 2012